As filed with the Securities and Exchange Commission on September 28, 2020

Registration No. 333-13511

Registration No. 333-136984

Registration No. 333-184336

Registration No. 333-212065

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	25-1724540
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 Mayer Street Bridgeville, Pennsylvania	15017
(Address of principal executive offices)	(Zip Code)

1996 Employee Stock Purchase Plan

(Full title of the plan)

John J. Arminas

Vice President of Administration, General Counsel and Secretary

Universal Stainless & Alloy Products, Inc.

600 Mayer Street

Bridgeville, Pennsylvania 15017

(Name and address of agent for service)

(412) 257-7600

(Telephone number, including area code, of agent for service)

Copies of all communications to:

Jeffrey W. Acre

K&L Gates LLP

K&L Gates Center

210 Sixth Avenue

Pittsburgh, Pennsylvania 15222

(412) 355-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b–2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐	Smaller reporting company	☑

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On October 4, 1996, Universal Stainless & Alloy Products, Inc. (the “Company”) filed a Registration Statement on Form S-8 (File No. 333-13511) (the “1996 Registration Statement”) with the Securities and Exchange Commission (the “SEC”), which registered the offering under the Company’s 1996 Employee Stock Purchase Plan (the “Plan”) of 90,000 shares of the Company’s common stock, $.001 par value per share (“Common Stock”), together with an indeterminate amount of interests to be offered or sold thereunder (the “Plan Interests”). On August 30, 2006, the Company filed a Registration Statement on Form S-8 (File No. 333-136984) with the SEC, which registered an additional 60,000 shares of Common Stock, together with an indeterminate amount of Plan Interests (the “2006 Registration Statement”). On October 9, 2012, the Company filed a Registration Statement on Form S-8 (File No. 333-184336) with the SEC, which registered an additional 50,000 shares of Common Stock, together with an indeterminate amount of Plan Interests (the “2012 Registration Statement”). On June 16, 2016, the Company filed a Registration Statement on Form S-8 (File No. 333-212065) with the SEC, which registered an additional 100,000 shares of Common Stock, together with an indeterminate amount of Plan Interests (together with the 1996 Registration Statement, the 2006 Registration Statement and the 2012 Registration Statement, the “Registration Statements”). This Post-Effective Amendment No. 1 to the Registration Statements is being filed in order to deregister Plan Interests under each of the Registration Statements. All shares of Common Stock that remain unsold under the Registration Statements shall remain available for issuance under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgeville, Commonwealth of Pennsylvania, on this 28th day of September, 2020.

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

By:	/s/ Christopher T. Scanlon
Christopher T. Scanlon
Vice President of Finance,
Chief Financial Officer and Treasurer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 of the Securities Act.